Exhibit 99.1

News Release
2100 Highway 55
Medina, MN 55340-9770

Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500
POLARIS REPORTS RECORD SECOND QUARTER 2008 RESULTS; SALES
GREW BY 21%; EPS INCREASED 16%; COMPANY RAISES 2008 GUIDANCE
Side-by-Side Vehicles, International and PG&A results were strong during the quarter
Second Quarter Highlights:
•	Second quarter results exceeded Company’s expectations despite continued economic headwinds

•	Second quarter sales reached a record high of $455.7 million driven by strong ATV sales growth of 24%, primarily attributable to growth in the RANGER ™ side-by-side vehicles and international sales, and PG&A sales growth of 24%

•	Second quarter earnings from continuing operations per diluted share increased 16% to $0.72 from $0.62 per diluted share for the same period last year

•	Gross margin percentage for the second quarter 2008 improved 70 basis points to 23.7% due primarily to positive product mix changes

•	Increased guidance for full year 2008 earnings from continuing operations to a range of $3.40 to $3.48 per diluted share, a 10% to 12% increase over 2007 on expected full year 2008 sales growth of 9% to 11% over 2007
     MINNEAPOLIS (July 15, 2008) — Polaris Industries Inc. (NYSE: PII) today reported record second quarter net income from continuing operations of $24.4 million, or $0.72 per diluted share for the quarter ended June 30, 2008 compared to $22.9 million, or $0.62 per diluted share for the same period last year. Sales for the second quarter 2008 totaled $455.7 million, an increase of 21 percent over last year’s second quarter sales of $376.9 million. The increase in second quarter 2008 sales and earnings per diluted share is primarily attributable to increased operating performance of the Company’s side-by-side vehicles, international operations and parts, garments and accessories businesses. The demand for the Company’s RANGER ™ side-by-side vehicles continued to be strong and Polaris’ international business experienced strong growth, particularly in side-by-side vehicles as shipments to customers outside of North America of the highly successful RANGER RZR ™ increased during the second quarter 2008. Second quarter 2008 results included income from financial services $5.2 million, which decreased $8.7 million compared to the second quarter of 2007 primarily due to the fee income to Polaris being eliminated by the Company’s revolving retail credit provider, HSBC. Additionally, second quarter 2007 included a pretax gain of $1.4 million from the sale of KTM Power Sports AG (“KTM”) shares.
     “Our operating results this quarter are very strong especially given the very challenging macroeconomic environment,” commented Tom Tiller, Chief Executive Officer. “Eighteen months ago, we laid out an aggressive plan to generate superior results based on three pillars; winning in our core businesses, delivering operational excellence and capitalizing on our growth businesses.

Our results this quarter and for the first half of 2008 clearly reflect the commitment of our entire organization to achieving these goals. We continue to be competitive in the more traditional core ATV and snowmobile categories with innovative products and aggressive marketing; our operational excellence objectives for quality, cost and speed are on track; and we are leveraging our knowledge and experience in our growth businesses, particularly in side-by-side vehicles and international.”
     Tiller continued, “As a result of our continued successes we are raising our full year 2008 guidance and now expect earnings per diluted share to be in the range of $3.40 to $3.48, which represents an increase of ten to twelve percent when compared to earnings from continuing operations of $3.10 per diluted share for the full year 2007. Sales for the full year 2008 are now expected to grow in the range of nine to eleven percent over full year 2007 sales of $1.78 billion. During the third quarter of 2008, we expect total sales to increase in the range of two to five percent over the third quarter 2007 which was the first quarter of the start of significant shipments of the RANGER RZR ™. Third quarter 2008 earnings are expected to be in the range of $1.07 to $1.11 per diluted share, flat to up four percent compared to earnings from continuing operations of $1.07 per diluted share for the third quarter of 2007. In the third quarter we expect continued sales growth in side-by-side vehicles, PG&A and international operations offset by a continued weak core ATV market, higher commodity costs and significantly lower financial services income due to the Company’s revolving retail credit provider, HSBC, eliminating the volume-based fee income payment to Polaris in March of this year.”
     “Next week we will be unveiling our model year 2009 products at our annual dealer meeting,” Tiller explained. “Innovation has always been a cornerstone of Polaris’ success and our new model year 2009 products will reflect the high standards that our customers have come to expect from Polaris. While we set the bar high in model year 2008 with our innovative new products including the RANGER RZR ™, RANGER Crew ™ and Victory Vision ™, we similarly have high expectations for our new model year 2009 products. Despite a tough external environment that is not likely to improve in the near-term, we expect the momentum that we generated in the first half of 2008 to carry over into the second half of the year.”

	Second Quarter ended			Six Months ended
Product line Information	June 30,			June 30,
(in thousands)	2008	2007	Change	2008	2007	Change
All-terrain Vehicles	$350,280	$282,057	24%	$614,806	$504,544	22%
Snowmobiles	6,006	4,419	36%	15,441	7,332	111%
Victory Motorcycles	23,409	28,983	-19%	50,755	55,598	-9%
Parts, Garments & Accessories	75,991	61,443	24%	163,368	127,141	28%

Total Sales	$455,686	$376,902	21%	$844,370	$694,615	22%

     ATV (all-terrain vehicle) sales of $350.3 million in the 2008 second quarter increased 24 percent from the second quarter 2007. The new RANGER RZR ™ side-by-side recreation vehicles continued to sell well during the quarter along with the new RANGER Crew ™ six passenger side-

by-side utility vehicles. Sales growth outside North America was also strong in the second quarter for both the Company’s ATV and side-by-side vehicles. The overall market for more traditional core ATVs sold in North America remained weak during the second quarter resulting in fewer shipments of Polaris ATVs to North American dealers as they continued to reduce their core ATV inventory levels. Currently North American dealer ATV unit inventories are down ten percent from the same time last year.
     Sales of Victory motorcycles decreased 19 percent during the 2008 second quarter compared to the second quarter of 2007 as the North American motorcycle industry retail sales for heavyweight cruiser and touring motorcycles remained weak.
     Parts, Garments, and Accessories sales increased 24 percent during the second quarter 2008 when compared to last year’s second quarter. This increase was driven primarily by increased sales of ATV and side-by-side vehicles related PG&A.
     Snowmobile sales totaled $6.0 million for the 2008 second quarter compared to $4.4 million for the second quarter of 2007. The second quarter is historically a seasonally low quarter for snowmobile shipments with deliveries to dealers ramping up significantly in the second half of the calendar year.
     Gross profit, as a percentage of sales, was 23.7 percent for the 2008 second quarter, an increase of 70 basis points from 23.0 percent for the second quarter of 2007. Gross profit dollars increased 25 percent to $108.0 million for the 2008 second quarter compared to $86.6 million for the second quarter of 2007. The gross profit margin and absolute dollar increase in gross profit was due to the positive mix impact of increased sales of higher gross margin products, such as RANGER side-by-side vehicles and PG&A, and favorable foreign currency fluctuations during the second quarter of 2008, which were partially offset by significantly higher commodity and transportation costs.
     Operating expenses for the second quarter 2008 increased 14 percent to $72.5 million compared to $63.8 million for the second quarter of 2007. Operating expenses as a percent of sales decreased 100 basis points in the second quarter 2008 to 15.9 percent compared to 16.9 percent in the second quarter of 2007. Operating expenses in absolute dollars increased due to higher selling and marketing expenses primarily from higher advertising costs incurred around new products and to become more competitive in certain segments of the ATV industry and increased research and development expenses as the Company continues to accelerate innovative new product development.
     Income from financial services decreased 62 percent to $5.2 million in the 2008 second quarter compared to $13.9 million in the 2007 second quarter. The decrease was due to the Company’s revolving retail credit provider, HSBC, discontinuing the financing of non-Polaris products at Polaris dealerships in July 2007 and eliminating the volume-based fee income payment to Polaris as of March 1, 2008.
     Interest expense decreased to $2.5 million for the 2008 second quarter compared to $3.7 million for the 2007 second quarter due to lower interest rates during the 2008 period.

     Non-operating other expense was $0.2 million in the second quarter of 2008 compared to $1.5 million of income in the second quarter of 2007. The change was primarily due to the weakening U.S. dollar and the resulting effects on foreign currency transactions related to the international subsidiaries.
Discontinued Operations Results
     The Company ceased manufacturing marine products on September 2, 2004. As a result, the marine products division’s financial results have been reported separately as discontinued operations for all periods presented. In 2007 the Company substantially completed the exit of the marine products division, therefore in the first half of 2008, there were no additional material charges incurred related to this discontinued operations event and the Company does not expect any additional material charges in the future. The Company’s second quarter 2007 loss from discontinued operations was $0.2 million, net of tax, or less than $0.01 per diluted share. Reported net income for the second quarter 2008, including each of continuing and discontinued operations was $24.4 million, or $0.72 per diluted share compared to $22.7 million, or $0.62 per diluted share for the second quarter 2007.
Financial Position and Cash Flow
     Net cash provided by operating activities of continuing operations for the second quarter of 2008 increased 46 percent, and totaled $53.3 million compared to $36.4 million in the second quarter of 2007. Year-to-date ended June 30, 2008, net cash provided by operating activities of continuing operations totaled $21.8 million compared to $21.6 million in the first half of 2007. Borrowings under the credit agreement were $261.0 million at June 30, 2008 compared to $200.0 million at June 30, 2007, which increase is primarily due to the continued share repurchases in the first six months of 2008. The Company’s debt-to-total capital ratio was 65 percent at June 30, 2008, compared to 51 percent at the same time last year. Cash and cash equivalents were $21.9 million at June 30, 2008 compared to $33.8 million a year ago.
Share Buyback Activity
     During the second quarter 2008 the Company repurchased and retired 811,000 shares of its common stock at a cost of $37.3 million. Since inception of the share repurchase program in 1996, 33.1 million shares have been repurchased at an average price of $32.54 per share. As of June 30, 2008, the Company has authorization from its Board of Directors to repurchase up to an additional 4.4 million shares of Polaris stock. Polaris may repurchase the balance of the share authorization from time to time in open market or privately negotiated transactions in accordance with applicable federal securities laws.
Conference Call to be Held
     Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call to discuss Polaris’ second quarter 2008 earnings results released this morning. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada or 706-679-2596 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com (click on Our Company then Investor Relations). The conference call will be available through Tuesday, July 22, 2008 on Polaris’ website or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls. The conference I.D. is 42183267.
About Polaris
     With annual 2007 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets all-terrain vehicles (ATVs), including the Polaris RANGER ™, snowmobiles and Victory motorcycles for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry, one of the largest manufacturers of all-terrain recreational, utility and side-by-side vehicles (ATVs) in the world, and rapidly making impressive in-roads into the motorcycle cruiser and touring marketplace under the Victory® brand. The Victory motorcycle division was established in 1998 representing the first all-new American-made motorcycle from a major company in nearly 60 years. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
     Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
     Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2008 sales, shipments, net income, earnings per share and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail credit markets and relationship with HSBC; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Sales	$455,686	$376,902	$844,370	$694,615
Cost of Sales	347,643	290,321	648,232	543,099

Gross profit	108,043	86,581	196,138	151,516
Operating expenses
Selling and marketing	35,188	29,009	64,358	56,484
Research and development	20,236	17,707	39,493	36,258
General and administrative	17,108	17,055	33,031	32,546

Total operating expenses	72,532	63,771	136,882	125,288

Income from financial services	5,243	13,901	12,733	26,527

Operating Income	40,754	36,711	71,989	52,755

Non-operating Expense (Income):
Interest expense	2,482	3,744	5,207	8,524
Equity in (income) loss of manufacturing affiliates	4	(36)	(33)	(2)
Gain on sale of manufacturing affiliate shares	—	(1,382)	—	(6,222)
Other expense (income), net	150	(1,456)	(876)	(4,200)

Income before income taxes	38,118	35,841	67,691	54,655

Provision for Income Taxes	13,738	12,915	24,228	19,178

Net Income from continuing operations	$24,380	$22,926	$43,463	$35,477
Loss from discontinued operations, net of tax	—	(206)	—	(364)

Net Income	$24,380	$22,720	$43,463	$35,113

Basic Net Income per share
Continuing operations	$0.74	$0.64	$1.31	$1.00
Loss from discontinued operations	$—	$(0.00)	$—	$(0.01)

Net Income	$0.74	$0.64	$1.31	$0.99

Diluted Net Income per share
Continuing operations	$0.72	$0.62	$1.27	$0.97
Loss from discontinued operations	$—	$(0.00)	$—	$(0.01)

Net Income	$0.72	$0.62	$1.27	$0.96

Weighted average shares outstanding:
Basic	32,882	35,593	33,292	35,542

Diluted	33,785	36,754	34,159	36,653

All periods presented reflect the classification of the Marine Division’s financial results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to Reclassification	June 30, 2008	June 30, 2007
(In Thousands)	(Unaudited)	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$21,909	$33,849
Trade receivables, net	73,014	53,368
Inventories, net	278,396	267,858
Prepaid expenses and other	18,149	19,421
Deferred tax assets	68,769	58,324

Total current assets	460,237	432,820

Property and equipment, net	215,274	205,598
Investments in finance affiliate	45,987	45,521
Investments in manufacturing affiliates	32,330	27,929
Deferred tax assets	6,363	3,282
Goodwill, net	26,190	25,737
Intangible and other assets, net	—	88

Total Assets	$786,381	$740,975

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$102,299	$105,382
Accrued expenses:
Compensation	40,821	32,462
Warranties	26,059	26,571
Sales promotions and incentives	80,291	67,636
Dealer holdback	72,633	53,697
Other	32,789	38,079
Income taxes payable	22,673	12,470
Current liabilities of discontinued operations	2,242	4,287

Total current liabilities	379,807	340,584

Long term income taxes payable	7,615	5,559
Borrowings under credit agreement	261,000	200,000

Total liabilities	$648,422	$546,143

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 32,667 and 35,715 shares issued and outstanding	$327	$357
Additional paid-in capital	—	—
Retained earnings	103,459	179,556
Accumulated other comprehensive income, net	34,173	14,919

Total shareholders’ equity	$137,959	$194,832

Total Liabilities and Shareholders’ Equity	$786,381	$740,975

All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Subject to Reclassification	For Six Months
(In Thousands)	Ended June 30,
(Unaudited)	2008	2007
Operating Activities:
Net income	$43,463	$35,113
Net loss from discontinued operations	—	364
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,098	26,067
Noncash compensation	9,880	10,573
Noncash income from financial services	(2,303)	(2,514)
Noncash income from manufacturing affiliates	(33)	(2)
Deferred income taxes	(4,153)	(904)
Changes in current operating items:
Trade receivables	9,870	10,447
Inventories	(60,054)	(37,325)
Accounts payable	12,254	4,710
Accrued expenses	(38,501)	(34,000)
Income taxes payable	16,829	14,089
Prepaid expenses and others, net	7,454	(4,997)

Net cash provided by continuing operations	21,804	21,621
Net cash flow (used for) discontinued operations	(60)	(439)

Net cash provided by operating activities	21,744	21,182

Investing Activities:
Purchase of property and equipment	(37,570)	(28,260)
Investments in finance affiliate, net	10,116	12,622
Proceeds from sale of shares of manufacturing affiliate	—	77,086

Net cash provided by (used for) investing activities	(27,454)	61,448

Financing Activities:
Borrowings under credit agreement	334,000	185,000
Repayments under credit agreement	(273,000)	(235,000)
Repurchase and retirement of common shares	(85,854)	(1,278)
Cash dividends to shareholders	(25,221)	(23,940)
Tax effect of proceeds from stock based compensation exercises	2,776	1,009
Proceeds from stock issuances under employee plans	11,637	5,862

Net cash used for financing activities	(35,662)	(68,347)

Net increase (decrease) in cash and cash equivalents	(41,372)	14,283

Cash and cash equivalents at beginning of period	63,281	19,566

Cash and cash equivalents at end of period	$21,909	$33,849

All periods reflect the classification of the Marine Division results as discontinued operations.